Exhibit 16.1

February 28, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The Brink’s Company (the Company) and, under the date of February 23, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016. On January 24, 2017, we were notified that the Company engaged Deloitte & Touche LLP (Deloitte) as its principal accountant for the year ending December 31, 2017 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Brink’s Company’s consolidated financial statements as of and for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, and the issuance of our reports thereon. On February 23, 2017, we completed our audit and the auditor-client relationship ceased. We have read the Company's statements included under Item 4.01 of its Form 8-K dated February 28, 2017, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP